IMAGIS REPORTS NO MATERIAL CHANGES

Vancouver, Canada, June 4, 2002:Imagis Technologies Inc., ("Imagis"), (OTCBB: IGSTF; TSX: NAB; Germany: IGY), a developer and marketer of biometric-based software, advises that it knows of no material changes that would account for the recent decline in the trading price of the Company's shares.

The Company is aware of an article last week alluding to a potential action between one of its major shareholders, Pacific Cascade Consultants Ltd. and another party. The Company clarifies that it is not involved in the potential action and to the best of its information, the issues between the parties to the potential action have been resolved to their mutual satisfaction.

The Company has just completed its most successful fiscal quarter to date for the period ending March 31, 2002 and continues to make excellent progress on its business plan.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; TSX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Visit our Web site at http://www.imagistechnologies.com.

ON BEHALF OF THE BOARD OF DIRECTORS

Iain Drummond
President

CONTACT:

Chris Wensley, Investor Relations
Imagis Technologies Inc.
Tel: (604) 684-2449
E-mail: cwensley@ipm.bc.ca

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